Exhibit 10.1

AGREEMENT TO PURCHASE REAL ESTATE

            This AGREEMENT TO PURCHASE REAL ESTATE (this "Agreement") is made as of the 2nd day of April, 2009, by and between LUCA INVESTMENTS, LLC, a Kentucky limited liability company (hereinafter referred to as "Seller"), and INDUSTRIAL SERVICES OF AMERICA, INC., a Florida corporation (hereinafter referred to as "Purchaser").

            For valuable consideration, the receipt and adequacy of which are acknowledged, the parties agree that the Seller shall sell and the Purchaser shall buy the hereinafter described Property, on the following terms and conditions:

1.                  Property.  The "Property" is (i) the real property described on Exhibit A attached hereto and made a part hereof, and including all improvements located thereon.

2.                  Purchase Price.  The "Purchase Price" is $2,067,041 comprised of $1,267,041 in cash and 200,000 shares (the "Shares") of Industrial Services of America, Inc., $.005 par value, common stock priced at the per share NASDAQ Last Sale price of $4.00, as quoted on NASDAQ at 10:30 a.m. (EDT) as of the date hereof, and as to the cash portion of the Purchase Price shall be payable in immediately available funds at the Closing (defined below) with the delivery of the Shares registered in the name of Seller, with appropriate restrictive securities law legends included thereon, at the Closing, subject to the credits and prorations described herein.

3.                  Title.  Seller will convey to the Purchaser, an unencumbered, marketable title to said Property to be conveyed by deed of general warranty (the "Deed"), with the usual covenants such as any nationally recognized title company will insure, subject to (i) liens for all taxes due and payable in the year of Closing, which taxes shall be prorated as provided for in this Agreement, and (ii) the Permitted Exceptions (defined below), if any, and (iii) any and all restrictions, requirements and liabilities pertaining to any environmental conditions at the Property not objected to during the Inspection Period (defined below) pursuant to Section 4(c) below.

4.                  Purchaser's Contingencies.  Notwithstanding any other provision of this Agreement, Purchaser may terminate this Agreement unless the following conditions shall have been waived by Purchaser in writing, or satisfied in Purchaser's sole discretion, not later than the 60th day after the date of this Agreement, unless an earlier date is expressly provided for below (the period of time beginning on the date of this Agreement and ending on the 60th day after the date of this Agreement is referred to as the "Inspection Period," subject to any extensions by Purchaser as provided herein):

(a)                Title.  Purchaser's obtaining of a commitment for an owner's policy of title insurance and such endorsements thereto as may be reasonably required by Purchaser (the "Title Commitment"), in form and substance satisfactory to Purchaser and from an agent of a title insurance company (the "Title Company") authorized to transact business in Kentucky.  As used in this Agreement, "Permitted Exceptions" means any exceptions to Seller's title which are shown on Schedule B-2 of the Title Commitment and/or on the Survey (defined below) and to which Purchaser has not objected during the Inspection Period.

(b)               Survey.  Purchaser's obtaining of a current ALTA/ACSM survey of the Property (the "Survey") satisfactory in form and substance to Purchaser, and Title Company, with a surveyor's certificate in form and substance acceptable to Purchaser and the Title Company.

(c)                Property Approval.  Purchaser's satisfaction with the Property, including, without limitation, the Property's environmental condition and the structural condition of the improvements and mechanical systems.  Purchaser, its agents and employees will be permitted to inspect the Property from time to time at the Purchaser's expense to examine the condition of the Property.  All rights of Purchaser to inspect the Property shall include the rights to intrusive inspections, provided that Purchaser repairs any damage done to the Property resulting from such inspections and restores the Property to its original condition as existed immediately prior to such inspections, should Purchaser elect to terminate this Agreement.  Purchaser shall indemnify and hold Seller harmless from and against any and all claims, losses, damages and costs (including attorneys' fees and expenses) incurred by Seller as a result of Purchaser's exercise of its rights under this Section 4(c) except for any such claims, losses, damages or costs incurred as a result of Purchaser's discovery of any existing condition at the Property.

(d)               Purchaser's Financing.  Purchaser's obtaining of financing, if needed, for the cash portion of the Purchase Price for Purchaser's acquisition of the Property from a source and on terms and conditions satisfactory to Purchaser.

(e)                Governmental Regulations.  Purchaser's satisfaction with the governmental regulations, including without limitation any zoning or land use regulations, applicable to the Property.

5.                  Environmental Matters.

(a)                Laws and Hazardous Substances.  For purposes of this Agreement, the term "Environmental Law(s)" shall mean any federal, state or local statute, law, ordinance, code, rule, regulation, order or decree regulating, relating to or imposing liability or standards of conduct concerning any Hazardous Substance (defined herein), as now or at any time hereafter in effect.  For purposes of this Agreement, the term "Hazardous Substance(s)" shall have the meaning ascribed in any Environmental Law to any hazardous, toxic or dangerous waste, substance, pollutant or material, whether liquid, solid or gaseous.

(b)               Environmental Reports; Absence of Hazardous Substances.  Upon Seller's execution of this Agreement, Seller shall make available for Purchaser's inspection all environmental reports and/or assessments applicable to the Property and in Seller's possession (the "Environmental Reports").  Except as disclosed by the Environmental Reports, to the best of Seller's actual knowledge based on such Environmental Reports, no Hazardous Substance has been placed, held, located or disposed of on, under or at the Property in violation of any Environmental Laws.

(c)                Tanks.  Except as disclosed by the Environmental Reports, to the best of Seller's actual knowledge, there are no tanks or other facilities on, under, or at the Property  which contain materials which, if known to be present in soils or groundwater, would require cleanup, removal or some other remedial action.

(d)               Environmental Indemnity and Hold Harmless.  Seller does hereby indemnify, defend and hold Purchaser harmless from and against all claims, expenses (including reasonable attorneys' fees), losses and liabilities arising from any cleanup costs and related expenses incurred as a result of any cleanup of any existing environmental condition, which is the result of a violation of any Environmental Law.

6.                  Investment Intent.

(a)                Seller is acquiring the Shares for investment purposes only for its own account and not with a view to the resale or distribution of any part thereof under the Securities Act of 1933, as amended (the "Securities Act") , or any applicable state securities laws.

(b)               Seller understands that the Shares have not been registered under the Securities Act, in reliance on exemptions thereunder for transactions not involving any public offering, that the Shares have not been approved or disapproved by the Securities and Exchange Commission (the "SEC") or by any other federal or state agency.

(c)                Seller has had an opportunity to ask questions of and receive answers from officers of the Purchaser, or a person or persons acting on its behalf, concerning the terms and conditions of this investment, and all such questions have been answered to the full satisfaction of the Seller.

(d)               Seller has such substantial knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the investment.

7.                  Seller Documents.  Seller agrees to make available to Purchaser, copies of whatever contracts, reports, studies, and other documents related to the Property as may be contained in Seller's files.

8.                  Prorations and Adjustments.  At Closing, the following adjustments and prorations shall be computed as of the Closing, and the Purchase Price of this Agreement shall be adjusted to reflect such prorations.

(a)                All items of revenue, cost and expense of the Property with respect to the period prior to the Closing Date shall be for the account of Seller.

(b)               Except as otherwise provided herein, all items of revenue, cost and expense of the Property with respect to the Closing Date and thereafter shall be for the account of the Purchaser.

All prorations shall be on an accrual basis in accordance with generally accepted accounting principles, consistently applied, and based on the actual number of days in each month.

9.                  Closing.  The consummation and final purchase and sale of the Property ("Closing") shall take place not later than April 10, 2009 (the "Closing Deadline").  If the Closing does not occur before or on the Closing Deadline, the Purchaser may, at its sole election, (i) terminate this Agreement, or (ii) extending the Closing Deadline for an additional sixty (60) days.  The Closing shall take place at the offices of Stites & Harbison, PLLC or at such other location mutually agreed upon by Purchaser and Seller.  At Closing, Seller shall pay (i) any deed transfer taxes, and (ii) any and all prorations or adjustments required by this Agreement in favor of Purchaser or, if not specified herein, according to local custom.  At Closing, Purchaser shall pay (i) all fees in connection with the recording of the Deed and all title charges and expenses relating to the title insurance and survey obtained by Purchaser, and (ii) any and all prorations or adjustments required by this Agreement in favor of Seller or, if not specified herein, according to local custom.

10.              Items to be Delivered at Closing by Seller.  At Closing, Seller shall execute and deliver or cause to be delivered to Purchaser each of the following items:

(a)                The Deed satisfying the requirements of Section 3 hereof;

(b)               An affidavit required by Section 1445 of the Internal Revenue Code of 1986, as amended, representing and warranting that Seller is not a "Foreign Person" and that Seller is not subject to the Foreign Investment in Real Property Tax Act;

(c)                A vendor's affidavit which shall be in form and content reasonably acceptable to Purchaser and Title Company, covenanting and representing that: (i) no outstanding mechanic's lien rights exist, and (ii) the Property is not subject to encumbrances or rights to possession other than the Permitted Exceptions; and

(d)               Any other document reasonably required to effectuate the transactions contemplated by this Agreement, including a closing statement.

11.              Items to be Delivered at Closing by Purchaser.  At Closing, Purchaser shall execute and deliver or cause to be delivered to Seller, each of the following items:

(a)                The consideration certificate for the Deed;

(b)               Any other document reasonably required to effectuate the transactions contemplated by this Agreement, including a closing statement; and

(c)                The Shares.

12.              Possession.  Possession of the Property shall be delivered to Purchaser on the date of Closing.

13.              Real Estate Commission.  Each party represents to the other that no broker, real estate agent or consultant acting on behalf of Purchaser or Seller is entitled to a commission for bringing about this transaction, and each indemnifies the other for claims made by brokers with reference thereto.

14.              Risk of Loss or Condemnation Prior to Closing.  The risk of condemnation and the risk of loss, damage or destruction of or to the Property by fire, casualty or otherwise shall be upon Seller until Closing.  If any part of the Property shall have been condemned, or if any notice or an indication of condemnation shall be given at any time after the date hereof and prior to the Closing, or if any part of the improvements shall be damaged or destroyed in whole or in part after the date hereof and prior to the Closing, then Seller shall immediately give written notice to Purchaser specifying the same, and Purchaser may, at its sole election: (i) terminate this Agreement, or (ii) proceed with the Closing and deduct from the Purchase Price the amount that Purchaser reasonably determines is necessary to restore, repair, or rebuild the improvements on the Property, and/or accept an assignment from Seller as to Seller's right to repurchase any excess property acquired by the condemning authority.

15.              Default and Remedies.  In the event of any default hereunder, the parties shall have the following remedies:

(a)                If Purchaser fails to perform its obligations under this Agreement, Seller shall be entitled to terminate this Agreement and pursue all remedies at law or equity.

(b)               If Seller fails to perform or if any of Seller's representations and warranties shall be untrue in any material respect (whether when made or at any time up to or including the date of Closing), Purchaser shall be entitled to specific performance or shall be entitled to terminate this Agreement and pursue all other remedies at law or equity, including recovery of all documented costs and expenses incurred by Purchaser in connection with its due diligence, including attorney and engineering fees and fees for any environmental assessment and related testing.

16.              Time of the Essence.  Time periods specified in this Agreement shall expire at midnight on the date stated unless the parties agree in writing to a different date and/or time. Time is of the essence as to the provisions of this Agreement.

17.              Agreement Binding.  This Agreement shall be binding and inure to the benefit of the successors and assigns of the parties hereto.

18.              Notices.  All notices and other communications required or permitted to be given or delivered hereunder shall be in writing and shall be delivered personally, sent by overnight courier, or by certified mail, postage prepaid and return receipt requested, directed to the party intended at the address set forth below, or at such other address as may be designated by such party by notice given to the other party in the manner described above, and shall be effective upon receipt or upon a party's refusal to accept receipt:

                                    Seller:

                                    Luca Investments, LLC

                                    3409 Campground Road

                                    Louisville, KY  40211

                                    Phone:  502-727-5564

                                    Fax:     502-776-0851

                                    Attn:  Steven D. Jones

                                    With a copy to:

Metzger & Associates

2321 Lime Kiln Lane, Unit B

Louisville, KY 40222

Phone: 502-326-8543

Fax:     502-326-8545

Attn:  Gregory S. Metzger

                                    Purchaser:

                                    Industrial Services of America, Inc.

                                    7100 Grade Lane

                                    Louisville, KY  40213

                                    Phone: 502-368-1661

                                    Fax:     502-515-1700

                                    Attn:  Chief Financial Officer

                                    With a copy to:

                                    Stites & Harbison, PLLC

                                    400 West Market Street, Suite 1800

                                    Louisville, KY  40202-3352

                                    Phone: 502-587-3400

                                    Fax: 502-587-6391

                                    Attn: Alex P. Herrington, Jr. (Mike)

19.              Entire Agreement; Modification.  This Agreement contains all of the agreements between the parties and may be modified only in writing.  This Section, however, is not intended to affect or mitigate in any manner the conditions and contingencies relative to the APA.

20.              Covenants and Representations of Seller.  Seller covenants, represents and warrants to Purchaser that:

(a)                Seller is a limited liability company duly organized and validly existing in and under the laws of the Commonwealth of Kentucky.

(b)               Seller has all requisite limited liability company power and authority to enter into and perform this Agreement and to consummate the transactions provided for herein.

(c)                All action required to be taken to duly and validly authorize Seller's execution, delivery, and performance of this Agreement and the and the consummation of the transactions provided for herein have been taken.

(d)               Seller has duly and validly executed this Agreement. This Agreement is a valid and binding obligation of Seller and is enforceable against Seller in accordance with its terms.

(e)                Seller warrants that it has no knowledge of any planned improvements which may result in assessments and that no governmental or private agency has served notice requiring repairs, alterations or corrections of any existing conditions.  Public or municipal improvements which are not completed as of the date of Closing but which will result in a lien or charge shall be paid by Seller.

(f)                No approval by or any notice to or filing with any third person is required in connection with the execution, delivery or performance by Seller of this Agreement or the consummation by Seller of the transactions provided for herein.

(g)         Seller does not constitute an affiliate of Purchaser for purposes of applicable securities laws.

Seller indemnifies and holds Purchaser harmless from and against any and all claims, expenses (including reasonable attorneys' fees), losses and liabilities arising out of the breach of any of the foregoing representations or warranties made by Seller.

21.              Representations of Purchaser.  Purchaser represents and warrants to Seller that:

(a)                This Agreement is a valid and binding obligation of Purchaser and is enforceable against Purchaser in accordance with its terms.

(b)               No approval by or any notice to or filing with any third person is required in connection with the execution, delivery or performance by Purchaser of this Agreement or the consummation by Purchaser of the transactions provided for herein, except for any filings that may be required under the Securities Exchange Act of 1934, as amended.

(c)                Purchaser is a corporation duly organized and validly existing in and under the laws of the State of Florida.

(d)               Purchaser has all requisite corporate power and authority to enter into and perform this Agreement and to consummate the transactions provided for herein.

(e)                All action required to be taken to duly and validly authorize Purchaser's execution, delivery, and performance of this Agreement and the and the consummation of the transactions provided for herein have been taken, including due authorization of the issuance of the Shares to Seller.

(f)                Purchaser has duly and validly executed this Agreement.

22.              Assignment.  Purchaser may, prior to Closing, assign Purchaser's rights and obligations under this Agreement to an entity affiliated with Purchaser upon written notice to Seller, provided that the original Purchaser shall remain liable under this Agreement.

23.              Survival.  All of the covenants, warranties, representations, commitments and agreements herein contained shall be deemed made as of the date hereof and at Closing, and shall survive Closing and shall not be merged into the Deed.

- Signature Page Follows -

To indicate their understanding of and consent to the provisions hereof, the parties have executed this Agreement on the date first above written.

"SELLER"	LUCA INVESTMENTS, LLC

	By:	/s/ Steven D. Jones

	Title:	Managing Member

"PURCHASER"	INDUSTRIAL SERVICES OF AMERICA, INC.

	By:	/s/ Brian G. Donaghy

	Title:	President

EXHIBITS/SCHEDULES

Exhibit A -- Real Property Description

EXHIBIT A

Real Property Description

BEGINNING at the intersection of the northerly line of Camp Ground Road, as established in instrument of record in Deed Book 1812 at Page 556, in the office of the Jefferson County Clerk, with the easterly line of the Chicago, St. Louis and New Orleans Railroad right-of-way recorded in Deed Book 1005 at Page 461, in the office aforesaid; thence with the northerly line of Camp Ground Road and with a curve to the right, the following courses and distances, as measured along the chords of said curve; North 74 degrees 22 minutes East 80.37 feet, North 76 degrees 18 minutes East 80 feet, and North 77 degrees 27 minutes East 80 feet to a pipe in the westerly line of I-264 as established in deed to the Commonwealth of Kentucky, recorded in Deed Book 4179 at Page 58, in the office aforesaid; thence with the westerly line of I-264, North 3 degrees 54 minutes East 416 feet, and North 1 degree 09 minutes East 743.12 feet to the northerly line of Tract 2 conveyed to Edward J. Huber by deed of record in Deed Book 900 at Page 430, in the office aforesaid; thence with said last mentioned line, South 80 degrees 10 minutes West 6.23 feet to the northwesterly corner of said last mentioned tract; thence with the westerly line of same, South 3 degrees 10 minutes West 481.80 feet to the northerly line of Tract 1 conveyed to Edward J. Huber by deed of record in Deed Book 900 at Page 430, in the office aforesaid; thence with said last mentioned line, North 86 degrees 15 minutes West 298.71 feet to the easterly line of the Chicago, St. Louis and New Orleans Railroad right-of-way aforesaid; thence with the easterly line of said railroad, South 3 degrees 11 minutes West 341.71 feet; thence continuing with same and with a curve to the left, the following courses and distances, as measured along the chords of said curve; South 1 degree 55 minutes West 100 feet, South 1 degree 54 minutes East 100 feet, South 11 degrees 11 minutes East 80 feet, South 19 degrees 43 minutes East 80 feet and South 27 degrees 41 minutes East 65.77 feet, to the point of beginning.